Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Authorizes Additional $250 Million for Share Repurchase
FORT LAUDERDALE, Fla., September 11, 2015 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors has authorized the repurchase of up to an additional $250 million of AutoNation’s common stock. With the increased authorization, AutoNation has approximately $338 million total Board authorization remaining for share repurchases as of September 11, 2015. AutoNation has approximately 111 million shares outstanding as of September 11, 2015.

About AutoNation, Inc.

AutoNation is transforming the automotive retail industry through bold leadership. We deliver a peerless automotive retail experience through our customer-focused sales and service processes. Currently owning and operating 293 new vehicle franchises, which sell 35 new vehicle brands across 15 states, AutoNation is America's largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

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